Exhibit 10.47

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 10th day of November, 2014 (the “Effective Date”), by and among Aaron’s, Inc., a corporation organized under the laws of the State of Georgia (the “Company”), Progressive Holdings, LLC, a Delaware limited liability company (“Progressive”) and John W. Robinson (“Executive”).
WHEREAS, the Company, Progressive and Executive are party to an Employment Agreement dated April 14, 2014 (the “Prior Employment Agreement”);
WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises, agreements and conditions contained in this Agreement, the parties hereto agree as follows:
1.    Employment. Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as the Chief Executive Officer of the Company, and shall perform such reasonable duties and functions for the Company and any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called “Affiliates”) as shall be specified from time to time by the Board of Directors of the Company (the “Board”); Executive hereby accepts such employment and agrees to perform such executive duties as may be reasonably assigned to him.
2.    Duties. Executive shall devote his full business related time and best efforts to accomplishing such executive duties as are customary and incidental to the position of Executive or such other lawful duties as may be from time to time reasonably requested by the Board. While employed by the Company, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Board. As long as it does not interfere with the performance of Executive’s duties for the Company, Executive may spend a reasonable amount of time supervising his personal, passive investments, and may participate (as a board member, officer or volunteer) in civic, political and charitable activities. In addition, Executive shall be permitted to serve on the board of directors of for-profit corporations (in addition to the Board of the Company) with the approval of the Board as long as such service does not interfere with the performance of Executive’s duties for the Company. Approval shall be deemed to have been given with respect to any director positions held by Executive on the Effective Date.
3.    Term. The term of this Agreement shall be for a rolling, three (3) year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be three (3) years; provided, however, that the Company may, by notice to Executive, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be three (3) years following such notice.

4.    Compensation, Benefits and Other Arrangements. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a) through (i) below:
(a)    Base Salary. An annual base salary (“Base Salary”) of $700,000 prorated for any partial year of employment. Executive’s Base Salary shall be subject to annual review, for adjustments at such time as the Company conducts salary reviews for its executive officers generally, subject to approval of the Compensation Committee or Board, as appropriate, which shall not be less than $700,000. Executive’s salary shall be payable in accordance with the Company’s regular payroll practices in effect from time to time for executive officers of the Company.
(b)    Bonus. In addition to the Base Salary, Executive shall be entitled to participate in the Company’s annual incentive plan in a manner consistent with the other senior executives of the Company. For 2014, Executive’s bonus shall be determined based on the terms of the Prior Employment Agreement. For 2015, Executive shall be eligible to earn a bonus with an annual target equal to one hundred percent (100%) of Executive’s then-current Base Salary, based on the achievement of performance metrics determined by the Board after consultation in good faith with Executive. Executive’s annual target bonus opportunity shall be subject to annual review, for adjustments at such time as the Company conducts bonus reviews for its executive officers generally, subject to approval of the Compensation Committee or Board, as appropriate.
(c)    Long-Term Incentive Plan. Executive shall be eligible to participate in the Company’s long-term incentive plan beginning in 2015, in accordance with the terms of such plan, as in effect from time to time and in a manner consistent with other senior executives and commensurate with Executive’s position, with Executive receiving credit for the period of Executive’s employment with Progressive prior to the Effective Date for purposes of any length of service requirements under such plan. Executive’s target award value for 2015 shall be $5,200,000, of which 50% (i.e., $2,600,000) shall be allocated as a grant of performance-based restricted sock units (the “PSUs”), 25% (i.e., $1,300,000) shall be allocated as a grant of stock options (the “Options”) and 25% (i.e., $1,300,000) shall be allocated as a grant of time-based restricted stock units (the “RSUs” and collectively, with the PSUs and Options, the “LTI Awards”). The performance metrics for the PSUs shall be determined by the Board after consultation in good faith with Executive. Each LTI Award shall be granted pursuant to the Company’s Amended and Restated 2001 Stock Option and Incentive Award Plan (the “Plan”) and shall vest in equal annual installments on each of the first, second and third anniversaries of the Effective Date, subject to the terms and conditions of the applicable award agreement. Executive’s annual target award value shall be subject to annual review, for adjustments at such time as the Company conducts award reviews for its executive officers generally, subject to approval of the Compensation Committee or Board, as appropriate.
(d)    Other Benefits. Executive shall be entitled to vacation with pay, life insurance, health insurance, fringe benefits, and such other employee benefits generally made available by the Company to its senior executive officers, in accordance with the established plans and policies of the Company, as in effect from time to time, with Executive receiving credit for the period of Executive’s employment with Progressive prior to the Effective Date for purposes of any length of service requirements under such plans or policies.
(e)    Indemnification. During the Term of this Agreement and after Executive’s termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws. During the Term and after Executive’s termination, Executive shall be covered by any policy of directors’ and officers’ liability insurance maintained by the Company for the benefit of its officers and directors.
(f)    Transition and Relocation Arrangements. Executive shall use reasonable efforts to relocate his primary residence to the Atlanta, Georgia metropolitan area no later than August 31, 2015. Until such time as Executive relocates his primary residence to the Atlanta, Georgia metropolitan area, Executive shall be provided, at the expense of the Company, the Company’s aircraft or other private aircraft services for personal travel between his primary residence and Atlanta, Georgia; provided, however, that the incremental cost to the Company of such personal use shall not exceed $150,000 without the prior approval of the Board or the Compensation Committee. Members of Executive’s immediate family may accompany Executive on such travel. Executive shall be solely responsible for any taxable income recognized by him in connection with the personal use of the Company aircraft and shall not be entitled to any tax gross up payments or other reimbursement from the Company in connection therewith.
(g)    Business Travel. Executive shall be permitted to use, at the expense of the Company, the Company’s aircraft or other private aircraft for all business-related flights and/or flights incurred by Executive in connection with the performance of Executive’s duties hereunder.
(h)    Attorney’s Fees. Not later than 15 days following the execution of this Agreement, the Company shall reimburse Executive’s reasonable costs of entering into this Agreement, including the reasonable fees and expenses of the Executive’s counsel, up to a maximum of $20,000.
(i)    Restricted Stock Unit Grant. As of the Effective Date, the Company shall grant Executive 5,000 restricted stock units pursuant to the Plan, which shall vest 100% on the first anniversary of the Effective Date, subject to the terms and conditions of the applicable award agreement.
5.    Termination. Executive’s employment hereunder may be terminated as follows:
(a)    By Executive. Executive may voluntarily terminate his employment hereunder at any time, to be effective 60 days after delivery to the Company of his signed, written resignation.

Company may accept said resignation and pay Executive his Base Salary for such notice period in lieu of waiting for passage of the notice period.
(b)    By Executive for Good Reason. Executive may terminate his employment for Good Reason (as defined below) in accordance with the Good Reason Process.
(c)    By the Company for Cause. The Company may terminate Executive’s employment for Cause (as defined below) at any time, subject to the notice provisions in Section 5(g)(i) below.
(d)    By the Company without Cause. Subject to Section 6 below, the Company may terminate Executive’s employment hereunder, without Cause, at any time upon written notice to Executive.
(e)    Upon Death. Executive’s employment shall terminate immediately upon Executive’s death.
(f)    Due to Disability. The Company may terminate Executive’s employment if Executive, due to physical or mental injury or illness, is unable to perform the essential functions of his position with or without reasonable accommodation for a period of one hundred eighty (180) days, whether or not consecutive, occurring within any period of twelve (12) consecutive months (a “Disability”), subject to any limitation imposed by federal, state or local laws, including, without limitation, the American with Disabilities Act.
(g)    Definitions. For purposes of this Agreement, the following terms have the following meanings:
(i) “Cause” shall mean: (A) Executive’s material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (B) Executive’s conviction of or failure to contest prosecution for a felony or a crime involving fraud, embezzlement, theft or moral turpitude; or (C) Executive’s material breach of this Agreement. A termination of Executive for Cause based on clause (A) or (C) of the preceding sentence shall take effect 30 days after Executive receives from Company written notice of intent to terminate and Company’s description of the alleged Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of Cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).
(ii) “Change in Control” shall mean:
(a) The acquisition (other than from the Company) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

Act (but without regard to any time period specified in Rule 13d-3(d)(1)(i))), of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
(b) A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(c) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Transaction”); excluding, however, a Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Transaction, of the Outstanding Company Voting Securities.
Provided, however, a Change in Control shall not be deemed to occur unless the transaction also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.
(iii) “Good Reason” shall mean that Executive has complied with the Good Reason Process following the occurrence of any of the following events or actions: (A) any material reduction in Executive’s Base Salary, (B) any material reduction in Executive’s authority, duties or responsibilities (for the avoidance of doubt, if, at any time following a Change in Control, the Board or the Company takes action such that Executive is no longer the Chief Executive Officer of the Company or its successor, or if the Company or its successor is a subsidiary of another entity, the ultimate parent entity of the Company or its successor, then a material reduction in Executive’s authority, duties or responsibilities shall be deemed to have occurred), (C) any change in the geographic location at which Executive must perform his duties requiring Executive to be based at any office or location more than 50 miles from Atlanta, Georgia or (D) any material breach of this Agreement by the Company.
(iv) “Good Reason Process” shall mean that (A) Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (B) Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (C) Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(v) “Protection Period” shall mean the period which begins on the date of a Change in Control and ends on the second anniversary of such Change in Control.
6.    Payments upon Termination.
(a)    By Executive not for Good Reason. If Executive voluntarily terminates his employment at any time, other than for Good Reason, then Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than accrued amounts as may be due him through his last day of employment (the “Termination Date”), including Executive’s Base Salary and any Earned Bonus through the Termination Date. “Earned Bonus” shall mean any bonus that was earned by and payable to Executive but that was not yet paid as of the Termination Date. The Earned Bonus shall be paid on the 60th day following the Termination Date. In addition, Executive shall be entitled to a prorated annual bonus for the year in which he terminates, calculated under the applicable bonus plan based on the actual performance results for the year, but prorated for the number of months Executive was employed during such year. Any such prorated annual bonus shall be payable at the same time such bonuses are paid to other executive officers.
(b)    By the Company for Cause. If the Company terminates Executive’s employment for Cause, Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than accrued amounts as may be due him through the Termination Date, including Executive’s Base Salary and any Earned Bonus through the Termination Date
(c)    By Company other than for Cause or by Executive for Good Reason. If, prior to the end of the Term of this Agreement and outside of Executive’s Protection Period, (i) the Company terminates Executive’s employment without Cause and other than due to Disability (or death) or, (ii) Executive terminates his employment for Good Reason after complying with the Good Reason Process, and in each case if Executive executes and does not timely revoke a release of claims in favor of the Company (as discussed in Section 6(h) below), Executive shall be entitled to receive as damages payable as a result of, and arising from, a breach of this Agreement (in addition to any amounts that have otherwise accrued but remain unpaid prior to such termination), the compensation and benefits set forth in (i) through (v) below. All compensation payable under (i) through (v) below shall be subject to the terms of Section 9 below, which may delay the payment of the compensation for up to 6 months.
(i) Base Salary and Target Bonus. Executive will (a) continue to receive his current Base Salary (subject to withholding of all applicable taxes) for a period of twenty-four (24) months from the Termination Date, payable in normal payroll periods, in the same manner as it was being paid as of the Termination Date, and no less frequently than monthly and (b) receive additional cash payments from the Company (subject to withholding of all applicable taxes) in each of the twenty-four (24) months following the month in which his employment is terminated in an amount for each such month equal to one-twelfth of his target annual incentive for the year in which such termination occurs; provided, however, any payments that would otherwise be payable during the first 60 days following the Termination Date shall be accumulated without interest and paid on the 60th day following the Termination Date. For purposes hereof, Executive’s “current Base Salary” shall be the highest rate in effect during the twelve-month period prior to Executive’s termination.
(ii) Pro Rata Bonus. The Company shall (subject to withholding of all applicable taxes) pay executive an amount equal to the product of (a) the average (“Average Bonus”) of the bonuses earned by him for the two calendar years immediately preceding the year in which such Termination Date occurs (provided, however, that if such Termination Date occurs before the completion of two full fiscal years after the Effective Date, the Average Bonus will be based on the average bonuses during the full (if any) and partial fiscal years after the Effective Date, using the actual bonus paid for any completed year and the target bonus for any year not yet complete) and (b) a fraction, the numerator of which is the number of days from January 1 of the year during which the Termination Date occurs to the Termination Date and the denominator of which is 365. This severance benefit shall be payable in equal monthly installments for a period of twenty-four (24) months from the Termination Date; provided, however, any payments that would otherwise be payable during the first 60 days following the Termination Date shall be accumulated without interest and paid on the 60th day following the Termination Date. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision.
(iii) Health and Dental Insurance Coverage. Executive (and any spouse or dependents covered at the time of Executive’s termination) shall be entitled to elect to continue coverage under the Company’s group medical and dental programs as provided under COBRA. To continue such coverage, Executive will be required to pay the applicable COBRA premiums. To help compensate Executive for the cost of COBRA or alternative medical and dental coverage, the Company shall pay Executive a lump sum, on the 60th day following the Termination Date, equal to an amount such that after payment of all estimated taxes on such amount, Executive retains a net amount equal to the difference between (a) the applicable monthly COBRA premium and (b) the monthly premium that an active employee would pay for the same coverage, as of the Termination Date, multiplied by twenty-four (24).
(iv) Stock Options and Other Equity Awards. As of the Termination Date, all outstanding stock options, stock appreciation rights, restricted stock units, and other equity awards granted to Executive under the Plan and any other Company stock plans (the “Stock Plans”) shall become vested and exercisable to the extent provided under the terms of the applicable Stock Plans and award agreements.
(v) Accrued Vacation. Executive shall receive payment for all accrued paid time off through the Termination Date on the 60th day following the Termination Date.
(d)    Change of Control Termination. If, prior to the end of the Term of this Agreement and during Executive’s Protection Period, (i) the Company terminates Executive’s employment without Cause and other than due to disability (or death) or, (ii) Executive terminates his employment for Good Reason, and in each case if Executive executes and does not timely revoke a release of claims in favor of the Company (as discussed in Section 6(h) below), Executive shall be entitled to receive as damages payable as a result of, and arising from, a breach of this Agreement (in addition to any amounts that have otherwise accrued but remain unpaid prior to such termination), the compensation and benefits set forth in (i) through (v) below. All compensation payable under (i) through (v) below shall be subject to the terms of Section 9 below, which may delay the payment of the compensation for up to 6 months.
(i) Base Salary and Target Bonus. Executive will receive a lump sum payment on the 60th day following the Termination Date (subject to withholding of all applicable taxes) equal to the sum of (a) two (2) times his current Base Salary and (b) two (2) times his target annual incentive for the year in which such termination occurs. For purposes hereof, Executive’s “current Base Salary” shall be the highest rate in effect during the twelve-month period prior to Executive’s termination.
(ii) Pro Rata Bonus. The Company shall (subject to withholding of all applicable taxes) pay executive an amount equal to the product of (a) the Average Bonus and (b) a fraction, the numerator of which is the number of days from January 1 of the year during which the Termination Date occurs to the Termination Date and the denominator of which is 365. This severance benefit shall be payable in lump sum payment on the 60th day following the Termination Date (subject to withholding of all applicable taxes).
(iii) Health and Dental Insurance Coverage. Executive (and any spouse or dependents covered at the time of Executive’s termination) shall be entitled to elect to continue coverage under the Company’s group medical and dental programs as provided under COBRA. To continue such coverage, Executive will be required to pay the applicable COBRA premiums. To help compensate Executive for the cost of COBRA or alternative medical and dental coverage, the Company shall pay Executive a lump sum, on the 60th day following Executive’s Termination Date, equal to an amount such that after payment of all estimated taxes on such amount, Executive retains a net amount equal to the cost of the applicable monthly COBRA premium as of Executive’s Termination Date, multiplied by twenty-four (24).
(iv) Stock Options and Other Equity Awards. As of the Termination Date, all outstanding stock options, stock appreciation rights, restricted stock units, and other equity awards granted to Executive under the Stock Plans shall become vested and exercisable to the extent provided under the terms of the applicable Stock Plans and award agreements.
(v) Accrued Vacation. Executive shall receive payment for all accrued paid time off through Executive’s Termination Date on the 60th day following Executive’s Termination Date.
(e)    By Death. If Executive’s employment is terminated due to Executive’s death, Executive’s surviving spouse, or if none, his estate, shall receive no later than 60 days after Executive’s death, any amounts accrued through his date of death, including Base Salary and Earned Bonus, plus a prorated bonus for such fiscal year equal to the bonus that would be payable to Executive under any annual bonus plan based on the Company’s performance at the end of the last completed fiscal quarter, prorated as appropriate based on the number of days he worked in such year, divided by 365 days (the “Prorated Annual Bonus”). No additional amounts shall be payable under this Agreement. Executive or his estate, as the case may be, shall not by operation of this Section forfeit any rights in which he is vested at the time of his death.
(f)    For Disability. If Executive’s employment is terminated due to Executive’s Disability, Executive shall be entitled to receive no later than 60 days after his termination, any amounts accrued through the Termination Date for Disability, including Base Salary and Earned Bonus, plus a Prorated Annual Bonus. No additional amounts shall be payable under this Agreement. Executive shall not by operation of this Section forfeit any rights in which he is vested at the time of his termination for disability.
(g)    Survival of Restrictive Covenants. Upon termination of Executive’s employment for any reason whatsoever (whether voluntary on the part of Executive, for Cause, or other reasons), the obligations of Executive pursuant to Sections 7 and 8 hereof shall survive and remain in effect for the periods described in Section 7.
(h)    Requirements for a Release. Payments and benefits under Sections 6(c) and 6(d) above are conditioned upon Executive timely signing and returning, and then not revoking, a release in the form reasonably requested by the Company (the “Release”). The Release will release rights and claims against the Company that are in existence at the time of signing the Release, whether they are known or not known by Executive. The Release will not release rights under this Agreement, vested rights under the Company’s benefit plans, or Executive’s right to indemnification as provided herein (or in any other agreement between the Company and Executive) and as provided under the Company’s bylaws or other governing instruments. The Release will be provided to Executive no later than the seventh day following the Termination Date. The Release will specify the time period for Executive to review and consider the Release and the deadline for returning the executed Release, as well as any applicable revocation period.

To allow time for Executive to consider the Release, and in accordance with applicable law, payments and benefits will generally not commence until the 60th day following the Termination Date. If Executive does not sign and return the Release or, if applicable, timely revokes the Release, Executive shall only be entitled to amounts accrued through the Termination Date and the additional amounts in Sections 6(c) and 6(d) above shall not be payable.
(i)    Payments after Death. In the event there are any monies due under this Agreement after the death of Executive, the Company shall pay such monies to Executive’s estate in a lump sum payment within thirty (30) days after the date of death.
7.    Restrictive Covenants.
(a)    Acknowledgments.
(i) Access to Confidential Information. Executive acknowledges and agrees that Executive has been and will be provided and entrusted with Confidential Information (as that term is defined below) during Executive’s employment with the Company, including highly confidential information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement.
(ii) Valuable Customer, Franchisee and Associate Relationships. Executive acknowledges and agrees that the Company’s relationships and goodwill with its current and prospective customers and franchisees and its associates are critical to the Company’s long-term success.
(iii) Potential Unfair Competition. Executive acknowledges and agrees that as a result of Executive’s employment with the Company, knowledge of and access to Confidential Information, and relationships with the Company’s customers, franchisees, associates and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of the covenants set forth in this Agreement. Executive further acknowledges and agrees that such covenants are reasonable and necessary to protect the Company’s legitimate business interests.
(iv) No Undue Hardship. Executive acknowledges and agrees that Executive possesses marketable skills and abilities that will enable Executive to find suitable employment following the Termination Date, without violating the covenants set forth in this Agreement.
(b)    Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
(i) “Competitive Services” means directly or indirectly (i) engaging in or franchising the sale, lease ownership or financing of new, rental, or reconditioned residential furniture, consumer electronics, home appliances or wheels and tires accessories or other activities, in each case, in a manner that is competitive with the products and services offered by the Company or its subsidiaries and/or (ii) providing web-based, virtual or remote lease-to-own programs or financing that are competitive with the products and services offered by, the Company or its subsidiaries. For purposes hereof, “Services” is defined as providing executive-level management and strategic guidance with respect to any Competitor.
(ii) “Competitor” means any Person, other than the Company and its subsidiaries, that is engaged, in whole or in part, in Competitive Services, including, but not by way of limitation, the following entities which Executive acknowledges and agrees directly compete with the Company: AcceptanceNow; American First Finance, Inc.; American Rental; Bi-Rite Co., d/b/a Buddy’s Home Furnishings; Bestway Rental, Inc.; Better Finance, Inc.; billfloat; Bluestem Brands, Inc.; Conn’s, Inc.; Crest Financial; Curacao Finance; Dent-A-Med, Inc. d/b/a The HELPcard; Discover Rentals; Easyhome, Inc.; Flexi Compras Corp.; FlexShopper LLC; Fortiva Financial, LLC; Genesis Financial Solutions, Inc.; Lendmark Financial Services, Inc.; Mariner Finance, LLC; Merchants Preferred Lease-Purchase Services; New Avenues, LLC; Okinus; Premier Rental-Purchase, Inc.; OneMaine Financial Holdings, Inc.; Purchasing Power, LLC; Regional Management Corp.; Rent-A-Center, Inc. (including, but not limited to, Colortyme); Santander Consumer USA Inc.; Springleaf Financial; Tidewater Finance Company; WhyNotLeaseIt, as well as any other parent, owner or affiliated corporate entity or person of any of the listed Companies or trade names above to the extent such parent, owner or affiliated corporate entity or person provides Competitive Services.
(iii) “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (1) is disclosed to Executive or of which Executive becomes aware as a consequence of Executive’s employment with the Company; (2) has value to the Company; and (3) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; rate and pricing information; product development techniques or plans, including, but not limited to, information on the development, maintenance and use of unique techniques, concepts and knowledge with respect to renting, leasing, and selling practices; and information relating to the machinery, equipment, and processes by which the Company manufactures products for its business; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; information dealing with the nature of customers’ accounts, including the dates on which agreements between the Company and such customers will end and be subject to renewal; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, associates, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include (i) data or information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company, (ii) data or information that has been voluntarily disclosed by the Company except where such public disclosure has been made by Executive without the Company’s authorization, or (iii) data or information which has been independently developed by Executive outside of his role as an employee of the Company without reference to the Confidential Information or has been independently developed and disclosed by others.
(iv) “Material Contact” means contact between Executive and a customer or potential customer of the Company, or between Executive and a franchisee or potential franchisee of the Company, (1) with whom Executive has or had dealings on behalf of the Company; (2) whose dealings with the Company are or were coordinated or supervised by Executive; or (3) about whom Executive obtains Confidential Information in the ordinary course of business as a result of Executive’s employment with the Company.
(v) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
(vi) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, associate, agent, representative or consultant.
(vii) “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Company during Executive’s employment with the Company.
(viii) “Protected Franchisee” means any Person who is a franchisee of the Company, and with whom Executive has had Material Contact on behalf of the Company during Executive’s employment with the Company.
(ix) “Protected Work” means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Executive, or by others working with Executive or under Executive’s direction, during the period of Executive’s employment, or conceived, produced or used or intended for use by or on behalf of the Company or its customers.
(x) “Restricted Period” means the period beginning on the date hereof and ending on the second anniversary of the Termination Date.
(xi) “Restricted Territory” means the United States, which is the geographic area in which the Company does business.
(xii) “Restrictive Covenants” means the restrictive covenants contained in Sections 7(c) through 7(g) hereof.
(c)    Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use Confidential Information on Executive’s own behalf or on behalf of any Person other than the Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that Executive shall fully cooperate with the reasonable requests of the Company in maintaining the Confidential Information to the extent permitted by law. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.
(d)    Non-Competition. Executive agrees that, during the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly (i) within the Restricted Territory, carry on or engage in any of the Competitive Services which Executive engages or engaged in as an employee of the Company, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise, that is a Competitor; provided, however, that the following shall not be deemed to violate this clause (ii): (A) ownership in and of itself of less than five percent (5%) of a publicly traded company; (B) Executive’s existing passive investment in 5 Star Rental Purchase that has been disclosed in writing to the Company; and (C) Executive’s ownership of equity incentive securities in a Person in connection with Executive’s service relationship with such Person (or an affiliate of such Person), where such service relationship does not involve or relate to, directly or indirectly, the provision of Competitive Services.

(e)    Non-Solicitation of Protected Customers. Executive agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away from the Company, or attempt to solicit, divert, or take away from the Company a Protected Customer with respect to products and services within the scope of the Competitive Services.
(f)    Non-Recruitment of Employees. Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive’s own behalf or as a Principal or Representative of any Person, solicit or induce, or attempt to solicit or induce, any associate or employee of the Company to terminate his or her employment relationship with the Company or to enter into employment with the Executive or any other Person. Notwithstanding the foregoing, nothing in this Section shall prohibit (i) general solicitations for employment and advertisements that are not specifically targeted towards employees of the Company, or (ii) using search firms that are not instructed to target employees of the Company.
(g)    Non-Recruitment of Protected Franchisees. Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive’s own behalf or as a Principal or Representative of any Person, solicit or induce, or attempt to solicit or induce, any Protected Franchisee of the Company to terminate its relationship with the Company.
(h)    Standstill. Executive agrees that, during the two years following the Termination Date, Executive shall not, directly or indirectly, alone or in concert with others, (i) seek to control or change the management, Board or policies of the Company, or (ii) make or in any way participate in any “solicitation” of proxies or consents to vote any securities of the Company.
(h)    Tolling. In the event the enforceability of any of the Restrictive Covenants is challenged in a claim or counterclaim in court during the Restricted Period, and Executive is not immediately enjoined from breaching such Restrictive Covenant, then if a court of competent jurisdiction later finds that such Restrictive Covenant is enforceable, the Restricted Period applicable to such Restrictive Covenant shall be deemed tolled upon the filing of the claim or counterclaim until the dispute is finally resolved; provided, however, that to the extent Executive complies with such Restrictive Covenant during such challenge, the Restricted Period applicable to such Restrictive Covenant shall not be deemed tolled. The Company’s rights and remedies as set forth in this Section 7 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
(i) Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The Parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of the Restrictive Covenants. If any portion of any of the Restrictive

Covenants is found to be invalid or unenforceable because its duration, geographic territory, scope of activities, or information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforced to the fullest extent permitted by law.
8.    Injunctive Relief. Executive acknowledges that his services to be rendered to the Company are of a special and unusual character which have a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. Executive further acknowledges that any breach of the terms of Section 7 would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to seek an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreement under this Section and Section 7 above.
9.    Section 409A.
(a)    Meaning of Termination of Employment. Solely as necessary to comply with Section 409A of the Code (“Section 409A”), for purposes of Section 6, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and no payments shall be made under Section 6(c) or 6(d) unless a separation from service has occurred.
(b)    Installment Payments. For purposes of Section 6(c) or 6(d) with respect to amounts payable in the event of termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, each such payment is a separate payment within the meaning of the final regulations under Section 409A.
(c)    Six-Month Delay. This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception. With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A. As a result, in the event Executive is a “specified employee” on the date of Executive’s termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Executive’s termination of employment, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), then any payment that is subject to Section 409A and that is payable to Executive in connection with Executive’s separation from service shall not be paid until the first business day following the expiration of six months after the Termination Date (if Executive dies after the Termination Date but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Executive’s estate without regard to such six-month delay).
10.    Section 280G Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be a “Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a Parachute Payment; provided, however, that the foregoing reduction shall not be made if the total of the unreduced aggregate payments and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes), exceeds by at least ten percent (10%) the total after-tax amount of such aggregate payments and benefits after application of the foregoing reduction. The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. The Company shall provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and any such payment or benefit constitutes Nonqualified Deferred Compensation or Executive fails to elect an order in which payments or benefits will be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of cash payments described in Sections 6(c) and 6(d) (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (c) cancellation of acceleration of vesting of equity awards not covered under (c) above. Within any category of payments and benefits (that is, (a), (b) or (c)), a reduction shall occur first with respect to amounts that are not Nonqualified Deferred Compensation within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

11.    Clawback. Any incentive based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement). Executive specifically authorizes the Company to withhold from future wages any amounts that may become due under this provision; provided, however, nothing in this provision is intended to permit a change in the terms of payment of any deferred compensation subject to Section 409A in any manner that would violate or create a plan failure under Section 409A. This Section 11 shall survive the termination of this Agreement for a period of three (3) years.
12.    Arbitration.
(a)    Rules; Jurisdiction. Any controversy, dispute or claim between the parties, including any controversy, dispute or claim arising out of, relating to or concerning this Agreement, the breach of this Agreement, the employment of Executive, or the termination of Executive’s employment (a “Disputed Matter”) will be resolved pursuant to this Section 12. Any such controversy, dispute or claim will be settled in Atlanta, Georgia, in accordance with the applicable rules of the American Arbitration Association (the “AAA”) then in effect; provided, however, that a breach of the obligations under Section 7 may be enforced by an action for injunctive relief and damages in a court of competent jurisdiction. If the rules of the AAA differ from any provisions of this Agreement, the provisions of this Agreement will control.
(b)    Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement except as otherwise expressly provided herein.
(c)    Binding Effect. The arbitrator will have the authority to grant only such equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Disputed Matter, and the decision of the arbitrator within the scope of the submission will be final and conclusive upon the parties. Judgment upon any award rendered by the arbitrator may be entered in any court having subject matter jurisdiction to render such judgment. In the event any provision of this Section 12 is found to be unenforceable for any reason by a court or an arbitrator, the court or arbitrator, as the case may be, shall reform this Section 12 to the extent necessary to render it enforceable.
(d)    Time for Arbitration. Any demand for arbitration involving an alleged breach of this Agreement shall be filed within one (1) year of the date the claim became known or should have become known; provided, however, any claim involving an alleged statutory obligation may be filed with the AAA and served on the other party at any time within the period covered by the applicable statute of limitations.
(e)    Payment of Costs. To the extent permitted by applicable law, each party hereby agrees to pay one half the arbitrator’s fees, the costs of transcripts and all other expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the authority to determine payment of costs as part of the award or to allocate costs in accordance with the AAA rules.
(f)    Burden of Proof; Basis of Decision. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding except where otherwise specifically provided in this Agreement, and the decision shall be based on the application of the law of the State of Georgia (as determined from statutes, court decisions and other recognized authorities) to the facts found by the arbitrator.
13.    Miscellaneous.
(a)    Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to have been duly given when delivered in person or three business days after mailing if mailed first class by registered or certified mail, postage prepaid, or the next day if sent by overnight delivery, addressed as follows:

If to the Company:	Aaron’s, Inc. 309 E. Paces Ferry Road, N.E. Atlanta, Georgia 30305-2377 Attention: Chairman of the Board

If to Executive:	John W. Robinson Address in the Company’s files
or to such other address as any party may designate by notice to the other.
(b)    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to Executive’s employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to Executive’s employment, including the Prior Employment Agreement and all other prior offer letters and/or employment agreements; provided, however, that the award agreements governing Executive’s outstanding equity awards shall remain in full force and effect and such awards shall continue to be governed by the terms thereof, subject to potential modification pursuant to Sections 6(c)(iv) and 6(d)(iv) hereof. The Prior Employment Agreement is hereby terminated by mutual agreement of the parties thereto and shall be of no further force and effect; provided, that (i) Executive shall be entitled to accrued amounts as may be due him pursuant to the terms of the Prior Employment Agreement through the Effective Date and (ii) for 2014, Executive’s bonus shall be determined based on the terms of the Prior Employment Agreement, as provided in Section 4(b) hereof. If Executive is entitled to severance benefits under Section 6 of this Agreement, Executive shall not be entitled to receive any benefits under any other severance plan, program or arrangement of the Company.
(c)    Amendment. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto to comply with any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision, or a waiver of the provision itself, or a waiver of any other provision of this Agreement.
(d)    Binding Effect. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive or the Company, except for assignment by the Company to any wholly owned subsidiary.
(e)    Severability and Modification. If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable. In addition, to the extent that any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
(f)    Interpretation. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Georgia. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision as shall be legal, valid or enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon Executive and the Company.
(g)    Failure to Enforce. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party hereafter to enforce each and every such provision.
(h)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
(i)    No Conflicting Agreement. Executive represents and warrants that he is not party to any agreement, contract or understanding which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AARON’S, INC.
By: /s/ Ray M. Robinson
Name: Ray M. Robinson
Title: Chairman of the Board of Directors

PROGRESSIVE HOLDINGS, LLC
By: /s/ Robert W. Kamerschen
Name: Robert W. Kamerschen
Title: Executive Vice President, General Counsel & Corporate Secretary

EXECUTIVE
/s/ John W. Robinson
John W. Robinson